UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 27, 2002

Date of Report (date of earliest event reported)

POLYCOM, INC.

(Exact name of Registrant as specified in its charter)

State of Delaware	0-27978	94-3128324
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

4750 Willow Road
Pleasanton, California 94588
(Address of principal executive offices)

(925) 924-6000
(Registrant’s telephone number, including area code)

1565 Barber Lane

Milpitas, California 95035

(Former name or former address, if changed since last report)

Item 8.            Change in Fiscal Year

On September 27, 2002, we changed our fiscal year from a 52-53 week fiscal year ending on the Sunday closest to December 31, to a fiscal year ending on December 31. Accordingly, our fiscal quarters will end on the last day of the calendar quarter, or March 31, June 30, September 30 and December 31. This change is effective beginning with the fiscal quarter ended September 30, 2002.

As a result of this election, the third fiscal quarter of 2002 included one additional business day, September 30, 2002. The fiscal year ending December 31, 2002 will include two additional business days, December 30 and December 31, 2002. The operating activities for these transitional days will be included in our Form 10-Q report for the period ended September 30, 2002 and our Form 10-K annual report for the period ending December 31, 2002, respectively.

The first and second quarters of 2002 were not impacted by this change since under the 52-53 week fiscal year those quarters ended on March 31 and June 30, respectively. For the three and nine month periods ended September 30, 2002, this change in fiscal year is expected to increase basic and diluted net income per share by approximately one cent per share, and is not expected to have a material impact on our consolidated financial position or cash flows. For the fourth quarter and fiscal year ending December 31, 2002, the effect of this fiscal year change on our consolidated financial position, results of operations or cash flows, is not yet determinable.

This change in our fiscal year does not require us to file a transition report.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

POLYCOM, INC.

By:	/s/ MICHAEL R. KOUREY
Michael R. Kourey
Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary

Date:  October 15, 2002